                                  EXHIBIT "1"

                              CONSULTING AGREEMENT


This consulting Agreement (the "Agreement"), dated and effective as of November 7, 1996 is entered into by and between COTTON VALLEY RESOURCES CORPORATION, an Ontario, Canada corporation (herein referred to as the "Company") and LIVIAKIS FINANCIAL COMMUNICATIONS, INC., a California corporation (herein referred to as the "Consultant").

                                    RECITALS

         WHEREAS, Company is a publicly held corporation with its common stock traded through the Canadian Dealing Network; and

         WHEREAS, Consultant has experience in the area of corporate finance, investor communications and financial and investor public relations; and

         WHEREAS, Company desires to engage the services of Consultant to assist and consult with the Company in matters concerning corporate finance and to represent the company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities;

         NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing November 7, 1996 and ending on January 2, 1998.

2. Duties of Consultant. The Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section 1.:

         (a) Advise and assist the Company in developing and implementing appropriate plans and materials for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;
         (b)     Introduce the Company to the financial community;
         (c) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and advise and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;
         (d) Assist and advise the Company with respect to its (i) stockholder and investor relations, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;
         (e) Perform the functions generally assigned to investor/stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); preparing or reviewing press releases, reports and other communications with or to shareholders, the investment community and the general public; advising with respect to the timing, form, distribution and other matters related to such releases, reports and communications; and consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;
         (f) Disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;
         (g) Conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to advise them of the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment community professionals and the general investment public;
         (h) At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the investment community implications thereof; and,
         (i) Otherwise perform as the Company's financial relations and public relations consultant.

         It is understood that until January 2, 1997, the Consultant will only be responsible to advise the Company on matters concerning corporate finance and to assist the Company in creation of its investor relations infrastructure. The Consultant will not be expected to perform any proactive investor relations or financial public relations activities until January 2, 1997.

         3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge well and faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and investor public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth hereinabove in a diligent and professional manner. The parties





                                       2.
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acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur upon and shortly after, and in any event, within one month of the effectiveness of this Agreement. It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock, both of which cannot be guaranteed by the Consultant. It is also understood that the Company is entering into this Agreement with Liviakis Financial Communications, Inc. ("LFC"), a corporation and not any individual member of LFC, and with such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of LFC leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

4. Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate Consultant as follows:

4.1 In connection with Consultant undertaking this engagement, the Company agrees to sell, and Consultant and Robert B. Prag ("RBP"), an affiliate of consultant, severally agree to buy, for One Canadian Dollar (C$1.00) per unit five hundred thousand (500,000) units (the "Units"), each consisting of one share of the Company's common stock ("Common Stock") and one stock purchase warrant (a "Warrant") entitling the holder thereof to purchase a share of Common Stock at an exercise price of One Dollar and Ten Cents Canadian (C$1.10) through November 7, 2001. The Warrants shall be evidenced by the form of warrant certificate attached hereto as Exhibit A. It is understood that the Units, the shares of Common Stock and Warrants constituting the Units, and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and consequently such securities constitute "restricted securities" as defined in Rule 144 promulgated under the Securities Act, unless registered under the Securities Act.

         Consultant shall purchase three hundred seventy-five thousand (375,000) Units, for which he shall deliver to the Company his promissory note in the amount of Two Hundred Eighty-One Thousand Two Hundred Fifty United States Dollars (US$281,250), payable in four monthly installments on the fifteenth (15th) day of December 1996 and January, February and March 1997 of US$56,250, US$75,000, US$75,000 and US$75,000,
         respectively. RBP shall purchase one hundred twenty-five thousand (125,000) Units, for which he shall deliver to the Company his promissory note in the amount of Ninety-Three Thousand Seven





                                       3.
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         Hundred Fifty United States Dollars (US$93,750), payable in four monthly installments on the fifteenth (15th) day of December 1996 and January, February and March 1997 of US$18,750, US$25,000, US$25,000, and US$25,000, respectively. Certificates representing the shares of Common Stock and Warrants constituting the Units shall be issued in the names of Consultant and RBP and delivered in trust to Weir & Foulds, counsel to the Company, pursuant to irrevocable instructions under which Weir & Foulds is to deliver the certificates representing such securities to Consultant and RBP, respectively, pro rata as such promissory notes are paid.

          In addition, as consideration for Consultant undertaking this engagement, the Company shall issue and deliver to Consultant an aggregate of one million four hundred ninety thousand (1,490,000) shares (the "Consideration Shares") of Common Stock. The Consideration Shares shall be issued by the Company and delivered to Consultant in accordance with the following schedule:

                 Number of Shares                              Date
                 ----------------                              ----
                          400,000          Upon execution of this Agreement
                          800,000          January 2, 1997
                           50,000          January 31, 1997
                           50,000          February 28, 1997
                           50,000          March 31, 1997
                           50,000          April 31, 1997
                           50,000          May 31, 1997
                           40,000          June 30, 1997
                          -------
                        1,490,000

          It is understood that the Consideration Shares have not been registered under the Securities Act and consequently such securities constitute and will constitute "restricted securities" as defined in Rule 144 promulgated under the Securities Act, unless registered under the Securities Act.

          The Company agrees that, when issued and delivered to Consultant and RBP, the Consideration Shares, the shares of Common Stock constituting part of the Units and the shares of Common Stock issuable upon exercise of the Warrants shall be duly authorized, validly outstanding, fully paid and non-assessable. The Company also understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant. The Consideration Shares, therefore, constitute payment for Consultant's agreement to represent the Company and are a nonrefundable, non-apportionable and non-ratable retainer. If the Company elects to terminate this Agreement prior to January 2, 1998 for any reason whatsoever, it is agreed and





                                       4.
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         understood that Consultant will not be and may not be required or requested by the company to return any of the Consideration Shares or any securities constituting the Units or issued upon exercise of the Warrants.

          The Consideration Shares and the shares of Common Stock constituting the Units shall have the benefit of the same registration rights as the shares as the shares of Common Stock issuable upon exercise of the Warrants receive pursuant to the terms of the warrant certificates representing the Warrants. The Company agrees to file by November 30, 1997 and thereafter to prosecute diligently to effectiveness a registration statement under the Securities Act covering, among other securities, such Consideration Shares, shares of common Stock constituting part of the Units, and shares of Common Stock issuable upon exercise of the Warrants as Consultant and RBP may request. Consultant and RBP agree that they, respectively, will not sell shares of Common Stock received hereunder prior to January 2, 1998.

4.2 Consultant and Prag (hereinafter referred to as "Consultants") acknowledge that the shares of Common Stock, the Options and the shares issuable upon the exercise of the Options to be issued pursuant to this Agreement (collectively, the "Shares") have not been registered under the Securities Act of 1933, and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the Options and the Shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.

4.3 In connection with the acquisition of Shares hereunder, the Consultants represent and warrant to the Company as follows:

         (a) Consultants acknowledge that the Consultants have been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultants have requested.

         (b) Consultants' investments in restricted securities is reasonable in relation to the Consultants' net worth, which is in excess of ten (10) times the Consultants' cost basis in the Shares. Consultants have had experience in investments in restricted and publicly traded securities, and Consultants have had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultants acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultants have the requisite knowledge to assess the relative merits and risks of this investment without the





                                       5.
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         necessity of relying upon other advisors, and Consultants can afford the risk of loss of his entire investment in the Shares. Consultants are (i) accredited investors, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102(f)(2) of the California Corporate Securities Law of 1968, as amended.

         (c) Consultants are requiring the Shares for the Consultants' own account for long-term investment and not with a view toward resale of distribution thereof except in accordance with applicable securities laws.

         (d) In any vote of shareholders for the election of directors or any related matter (such as increasing or decreasing the authorized number of directors or creating a classified board of directors) held prior to January 1, 2001, Consultants shall vote any shares of Common Stock received by Consultants pursuant to this Agreement, either directly or through the exercise of warrants, and then held by Consultants (i) in connection with the election of directors for such nominees as may be designated by Eugene A. Soltero and James E. Houge and (ii) with respect to related matters in such manner as Messrs. Soltero and Houge may designate. Any designation regarding voting by Messrs. Soltero and Houge shall be made in a written notice executed by Messrs. Soltero and Houge and delivered to Consultants. It is understood that any shares of Common Stock transferred by Consultants to person or entities not subject to the control of Consultants shall be transferred free of any obligation with respect to voting arising under this subparagraph.

5. Financing "Finder's Fee". It is understood that in the event Consultant introduces Company, or its nominees, to a lender or equity purchaser, not already having a preexisting relationship with the Company, who Company, or its nominees, ultimately finances or causes the completion of such financing, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 2.5% of total gross financing provided by Company payable in cash. This will be in addition to any fees payable by Company to any other intermediary, if any, which shall be per separate agreements negotiated between Company and such other intermediary.

5.1 It is further understood that Company, and not Consultant, is responsible to perform any and all due diligence on such lender or equity purchaser introduced to it by Consultant under this Agreement, prior to Company receiving funds. However, Consultant will not introduce any parties to Company about which Consultant has any prior knowledge of questionable, unethical or illicit activities.





                                       6.
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5.2       Company agrees that said compensation to Consultant shall be paid in full at the time said financing is closed. Moreover, said compensation, will be a condition precedent to the closing of such funding or financing and Company shall execute any and all documents necessary to effect said compensation.

5.3 As further consideration to Consultant, Company, or its nominees, agrees not to obtain any other financing from any lender or equity purchaser supplied or referred to Company by Consultant for a period of five years from the date of this Agreement, either directly or indirectly through third parties or nominees. In the event of circumvention by Company, or its nominees, Consultant shall receive a fee equal to that outlined in Section "5" herein.

5.4 Consultant will notify Company of introductions it makes for potential sources of financing in a timely manner (approximately 3 days within introduction) via facsimile memo. If Company has a preexisting relationship with such nominee and believes such party should be excluded from this Agreement, then Company will notify Consultant immediately of such circumstance via facsimile memo.


6. Expenses. Consultant agrees to pay for all its expenses (phone, mailing labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

7. Indemnification. The Company warrants and represents that all oral communications, written documents or materials, other than those designated by the Company to the Consultant as "confidential" or "Company private", furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials not designated by the Company to the Consultant as "confidential" or "Company private", excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company. To the extent feasible, the Company agrees to make Consultant an additional insured on any and all commercial liability and directors and officers liability insurance





                                       7.

policies and to provide Consultant with current Certificates of Insurance reflecting the same.

8. Representations. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor.
  Company acknowledges that, to the best of its knowledge, it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

9. Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. Consultant represents that they have consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

10. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent Contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company or the Consultant possess the authority to bind each other in any agreements without the express written consent of the entity to be bound.

11. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.





                                       8.

12. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

13. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:


   To the Company:       Mr. James E. Hogue, President
                         Cotton Valley Resources Corporation
                         8350 N. Central Expressway
                         Suite M2030
                         Dallas, TX 75206

   To the Consultant:    Liviakis Financial Communications, Inc.
                         John M. Liviakis, President
                         2420 "K" Street, Suite 220;
                         Sacramento, CA 95816.


         It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

14. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties agree that Sacramento County, CA will be the venue of any dispute and will have jurisdiction over all parties.

15. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in California, in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction thereof. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.

16. Complete Agreement. This Agreement instrument contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom





                                       9.
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enforcement of any waiver, change, modification, extension or discharge is sought.


AGREED TO:

"Company"                         COTTON VALLEY RESOURCES CORPORATION


Date:  12/13/96                   By:/s/ James E. Hogue
     -----------------               ------------------------------------------
                                     James E. Hogue/President
                                     & Its Duly Authorized Officer


"Consultant"                      LIVIAKIS FINANCIAL COMMUNICATIONS, INC.


Date:  11/7/96                    By:/s/John M. Liviakis  /s/Robert B. Prag
     -----------------               -------------------  ---------------------
                                        John M. Liviakis     Robert B. Prag
                                        President            Sr. Vice President















                                      10.